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                      November 28, 2023

       Christian Mayer
       Chief Financial Officer
       Colliers International Group Inc.
       1140 Bay Street, Suite 4000
       Toronto, Ontario, Canada M5S 2B4

                                                        Re: Colliers
International Group Inc.
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 16,
2023
                                                            File No. 001-36898

       Dear Christian Mayer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction